EXHIBIT 10.1

AMENDED AND RESTATED

NOMINATING AND VOTING AGREEMENT

This Amended and Restated Nominating and Voting Agreement (this “Agreement”), dated January 29, 2025 and effective as of the Effective Date (as defined below), is entered into by and among Golden Matrix Group, Inc., a Nevada corporation (“Golden Matrix”); Anthony Brian Goodman, an individual (“Goodman”) and Luxor Capital LLC, a Nevada limited liability company (“Luxor” and together with Goodman, the “Goodman Parties”); and Aleksandar Milovanović (“Milovanović”), Zoran Milosevic (“Milosevic”), and Snežana Božović (“Bozovic”), each individuals. Each of the foregoing is a “Party” and collectively, they are the “Parties”. Milovanović, Milosevic and Bozovic are each referred to as a “Seller Party” and collectively referred to as the “Seller Parties”.

Recitals

A. This Agreement amends, supersedes and replaces in its entirety, effective as of the Effective Date, that certain Nominating and Voting Agreement between the Parties dated and effective April 9, 2024 (the “Prior Agreement”).

B. Each of Golden Matrix and each Seller Party entered into that certain Amended and Restated Sale and Purchase Agreement of Share Capital, dated June 27, 2023 (as amended from time to time, the “Purchase Agreement”), by and between Golden Matrix, as purchaser, and each of the Seller Parties, as the shareholders of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company formed and registered in and under the laws of The Republic Of Serbia (Company Id No. 08724636)(“Meridian”); Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro (Company No. 50075061)(“Meridianbet”); Meridian Gaming Holdings Ltd., a company formed and registered in The Republic Of Malta (Company No. C 75631)(“Meridian Gaming”); and Meridian Gaming (Cy) Ltd, a company formed and registered in The Republic Of Cyprus (Company No. C314265)(“Meridian Gaming (Cy)”) (collectively, Meridian, Meridianbet, Meridian Gaming, and Meridian Gaming (Cy) are the “Companies”), as sellers.

C. Pursuant to the Purchase Agreement, the Seller Parties sold all of their interests in the Companies to Golden Matrix (the “Purchase”) in consideration for (i) cash paid at closing of the purchase (the “Closing”) as well as post-Closing (both on a specific date and pursuant to a Promissory Note); and (ii) (a) an aggregate of 82,141,857 shares of common stock of Golden Matrix, $0.00001 par value per share (the “Common Stock”) issued at Closing (the “Closing Common Shares”); (b) 1,000 shares of Series C Preferred Stock of Golden Matrix issued at Closing, each of which has the right to vote an aggregate of 7,500 voting shares on all Company matters (the “Series C Shares”); and (iii) the right to earn additional cash and shares of Common Stock post-Closing of the Purchase, subject to certain conditions (the “Post-Closing Shares” and collectively with the Closing Common Shares and Series C Shares, the “Golden Matrix Shares”).

Amended and Restated

Nominating and Voting Agreement

D. As a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement and the issuance of such Golden Matrix Shares to the Seller Parties, the Parties were required to enter into and perform this Agreement.

E. The Parties desire to enter into this Agreement to amend, supersede and replace the Prior Agreement and to provide for certain nomination and voting rights as set forth herein, each on the terms and subject to the conditions set forth herein.

F. The rights and obligations set forth herein are of significant benefit to both Golden Matrix and the Seller Parties.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Agreement

1. Definitions. The defined terms in the introductory paragraphs, the defined terms set forth below, and the defined terms in the remainder of this Agreement each has the meaning so given to it whenever used throughout this Agreement; provided, however, that each capitalized term used herein but not defined herein has the meaning given to it in the Purchase Agreement.

1.1. “Board” means the Board of Directors of Golden Matrix.

1.2. “Board Appointee” means, as applicable, (a) a person designated for nomination to the Board by the Committee pursuant to its Board Appointment Right or (b) a person designed for nomination to the Board by the Seller Parties pursuant to their Board Appointment Right.

1.3. “Board Appointment Notice” means notice of a proposed Election Meeting or Consent to appoint members of the Board.

1.4. “Board Appointment Right” means the right of the Committee and/or the Seller Parties to designate a nominee for election or appointment to the Board as set forth in Section 3 of this Agreement or under the Series C Designation.

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Nominating and Voting Agreement

1.5. “Cause” means, in the context of a basis for removal of a Nominated Person, or of reasonable grounds to not nominate or appoint a Board Appointee to the Board, that: (i) such person materially breaches any obligation, duty, covenant or agreement under any employment agreement with Golden Matrix, which breach is not cured or corrected within thirty (30) days of written notice thereof from Golden Matrix (except for breaches which cannot be cured and for which Golden Matrix need not give any opportunity to cure, or which involve gross negligence or willful misconduct); (ii) such person’s willful failure or refusal to perform or nonperformance of his/her duties required by any employment agreement with Golden Matrix or assigned by Golden Matrix through the Board, and without a reasonable, good faith basis for such person to do so; provided, however, that such person shall have first received written notice from Golden Matrix stating with specificity the nature of such failure and refusal and affording such person an opportunity, as soon as practicable, to adequately establish such reasonable, good faith basis in writing, with supporting evidence, within ten (10) days after written notice; (iii) any gross negligence or willful misconduct of such person with regard to Golden Matrix or any of its subsidiaries resulting in a material economic loss to Golden Matrix or material damage to Golden Matrix’s reputation or business relationships; (iv) such person commits any act of misappropriation of funds or embezzlement; (v) such person commits any act of fraud; (vi) such person is indicted or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law (unless, in the case of any of the above offenses, such person adequately establishes a reasonable basis in writing, with supporting evidence, within ten (10) days, that such offense does not cast reasonable doubt on such person’s ability to perform his/her duties going forward); (vii) such person commits a substantial violation of the written policies and procedures of Golden Matrix, which breach is not cured or corrected within thirty (30) days of written notice thereof from Golden Matrix (except for breaches which cannot be cured and for which Golden Matrix need not give any opportunity to cure, or which involve gross negligence or willful misconduct); (viii) such person is not able to perform his or her duties due to the material abuse of alcohol, illegal drugs, or controlled substances, which is not cured or corrected within thirty (30) days of written notice thereof from Golden Matrix; (ix) such person’s inability or failure to secure and/or maintain any license or permit required for such person to provide services to Golden Matrix, or Golden Matrix’s inability or failure to secure and/or maintain any license or permit required for Golden Matrix’s operations, due to Golden Matrix’s engagement of such person, or such person’s status as a member of the Board, in each case, by a governmental agency with jurisdiction over a material portion of Golden Matrix’s business, including any finding of unsuitability by a material regulator; or (x) such person was or has become mentally or physically incapacitated or disabled and thus cannot perform or is reasonably unlikely to be able to perform his/her duties for a period of sixty (60) consecutive days or ninety (90) non-consecutive days in any one-year period. Except as set forth in paragraphs (vi), all determinations of Cause shall be determined in the reasonable, good faith determination of the Board or the Seller Parties, as applicable.

1.6. “Committee” means the Nominating and Corporate Governance Committee of the Board of Directors of Golden Matrix.

1.7. “Committee Charter” means the duly adopted Charter of the Nominating and Corporate Governance Committee of Golden Matrix, substantially in the form attached as Exhibit A hereto.

1.8. “Effective Date” shall mean the latest date that this Agreement has been countersigned and dated by each of the Parties hereto.

1.9. “Feng Resignation” means the resignation of Weiting (Cathy) Feng as a member of the Board, which Ms. Feng has, or will, deliver to the Board on or around the date of this Agreement, which will provide that Ms. Feng resigns as a member of the Board upon the earlier of (a) 8:00 a.m. Pacific Standard Time on the date that is six months from the date of her resignation letter; and (b) the date and time that the Board of the Company appoints a Chief Financial Officer.

Amended and Restated

Nominating and Voting Agreement

1.10. “Golden Matrix Independent Directors” mean the independent members of the Board, other than any Seller Party Nominated Person, even if such Seller Party Nominated Person is otherwise independent.

1.11. “Nasdaq” means the Nasdaq Capital Market, or such other primary exchange or market on which Golden Matrix’s Common Stock is then listed.

1.12. “Nominating Rights” means the rights and obligations set forth in Section 3.

1.13. “Organizational Documents” means Golden Matrix’s Articles of Incorporation and Bylaws, as amended from time to time, and as then in effect.

1.14. “Series C Designation” means that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of its Series C Preferred Stock, as filed with the Secretary of State of Nevada on April 4, 2024, as may be amended from time to time.

2. Effective Date.

2.1. This Agreement shall become effective on the Effective Date.

3. Nominating Provisions.

3.1. With respect to any general meeting of the shareholders of Golden Matrix (the “Shareholders”) (whether annual, special, or otherwise), or pursuant to any consent to action without meeting of the Shareholders, in each case at which the election of directors is to be voted on (each, an “Election Meeting or Consent”), (a) the Committee shall have the right, pursuant to the Committee Charter, to designate for nomination to the Board four (4) Board Appointees, prior to the Feng Resignation, and to designate for nomination to the Board three (3) Board Appointees, subsequent to the Feng Resignation, subject to the Committee Charter and the rules and requirements of Nasdaq (each such designated person, a “Committee Nominated Person”); (b) the Seller Parties shall have the right to designate for nomination to the Board up to two (2) Board Appointees as long as they are holders of Series C Shares, and subject to the rights and preferences set forth in the Series C Designation (each such designated person, a “Seller Party Nominated Person”, and together with the Committee Nominated Person, the “Nominated Persons”); and (c) Golden Matrix shall take any and all actions necessary (to the extent such actions are permitted by law): (i) with respect to each applicable Election Meeting or Consent, to include each Nominated Person for election to the Board as part of Golden Matrix’s slate of nominees for election as directors, (ii) to solicit proxies in order to obtain shareholder approval of the election of the Nominated Persons, including causing officers of Golden Matrix who hold proxies (unless otherwise directed by the Golden Matrix shareholder submitting such proxy) to vote such proxies in favor of the election of such Nominated Persons, (iii) to cause the Nominated Persons to be elected to the Board, including recommending that Golden Matrix’s shareholders vote in favor of the Nominated Persons in any proxy statement used by Golden Matrix to solicit the vote of its shareholders in connection with each Election Meeting or Consent, and (iv) to use or provide the same level of effort and same level of support as is used or provided for the other director nominees of Golden Matrix in connection with each Election Meeting or Consent.

Amended and Restated

Nominating and Voting Agreement

3.2. Each Committee Nominated Person shall be selected in the sole discretion of the Committee, and each Seller Party Nominated Person shall be selected in the sole discretion of a majority of the Seller Parties as described in the Series C Designation.

3.3. The Committee shall, subject to applicable law and Golden Matrix’s Organizational Documents, have the right to designate a nominee to the Board to fill any vacancy created by reason of death, disqualification, removal or resignation of any director who was a Committee Nominated Person. The Seller Parties shall have the exclusive right to designate a nominee to the Board to fill any vacancy created by reason of death, disqualification, removal or resignation of any director who was a Seller Party Nominated Person, pursuant to the terms of the Series C Designation. Upon the receipt of an Appointment Notice with respect to any such designation, Golden Matrix shall take any and all necessary action to cause such vacancy to be filled by the applicable Nominated Person set forth in such Appointment Notice as promptly as reasonably practicable. In the absence of a designation from the Committee or the Seller Parties as specified above, such Board seat shall remain vacant until otherwise filled as provided above.

3.4. In accordance with the Series C Designation, at all times when a Seller Party is the holder of a Series C Share, the Parties shall instruct their Nominated Persons to appoint one of the Seller Party Nominated Persons as Chairperson of the Board.

3.5. Notwithstanding anything to the contrary herein, no Party hereto shall include as a nominee for election or appointment to the Board, and the Board shall not be required to take any of the actions in this Section 3, in connection with any person who that Party knows is, or during his/her intended term of office will become, a Disqualified Person. If any Party has a reasonable suspicion or knows that an existing nominee or Board member is a Disqualified Person, such Party shall immediately notify all of the other Parties hereto. For the purposes hereof, a “Disqualified Person” is a person for whom the Committee or the Seller Parties, as applicable, reasonably determines (which determination shall set forth in writing the grounds for such reasonable determination) that the nomination, election or appointment of such person to the Board or retention of such person on the Board, as applicable, would (a) violate the listing rules of Nasdaq or the rules and regulations of the SEC (it being acknowledged that (1) as long as Golden Matrix is listed on Nasdaq and certain current rules remain in effect, a majority of the Board shall be “independent” and (2) certain persons may be disqualified as “bad actors” under Rule 506 promulgated under the Securities Act), (b) due to such person’s past, affiliations or otherwise, would (i) negatively affect the reputation of the Company, (ii) negatively affect the Company’s ability to complete future transactions, or (iii) disqualify the Company from undertaking any offering under applicable securities laws; (c) is improper because there would be Cause to remove or not appoint him/her if he/she were an executive or employee; and (d) is infeasible or improper because such person was or has become mentally or physically incapacitated or disabled and thus cannot perform or is reasonably unlikely to be able to perform his/her duties for a period of sixty (60) consecutive or ninety (90) non-consecutive days in any one-year period, or (c) violate the fiduciary duties that the Board owes to Golden Matrix or its shareholders; provided, however, that if the Board or the Seller Parties, as applicable, reasonably determines that any Board Appointee is unfit for service on the Board for the reasons set forth above, then Golden Matrix or the Seller Parties, as applicable, shall promptly notify the Committee or the Seller Parties, as applicable, and the Committee or the Seller Parties, as applicable, shall then be entitled to designate an alternative or replacement person as a nominee to the Board. Other than pursuant to the foregoing sentence, neither Golden Matrix nor any other Party shall have the right to object to any nominee selected pursuant to this Section 3.

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Nominating and Voting Agreement

The Company hereby represents and warrants to the Seller Parties as of the Effective Date that to the best of their knowledge, none of the existing Directors of the Company are Disqualified Persons.

For the sake of clarity, all Parties agree and confirm that none of the Seller Parties are Disqualified Persons as of the Effective Date.

3.6. This Agreement shall be read in harmony with the Organizational Documents and the rules and regulations of Nasdaq, to the maximum extent reasonably possible, and so as not to render any specific provision herein or therein redundant or meaningless. However, in the event of a reasonably unavoidable conflict or inconsistency between this Agreement and (a) the Organizational Documents, any nomination, election, or other relevant rules or procedures set forth in Golden Matrix’s Organizational Documents which conflict with the terms hereof, the Parties shall promptly take all reasonable action to request that the Board or shareholders of Golden Matrix, as the case may be, amend such provisions as required to comply with the terms hereof; or (b) the rules and regulations of Nasdaq, the rules and regulations of Nasdaq shall control for all purposes.

3.7. In accordance with Section 9.11 of the Purchase Agreement, Golden Matrix shall, following the Effective Date, use its commercially reasonable efforts to obtain and maintain in full force and effect, directors’ and officers’ insurance coverage in such coverage amounts as the Board of Directors of Golden Matrix deems reasonable, and shall procure the same no later than the Closing Date unless it is impractical or impossible to obtain. Each Seller Nominated Person shall be entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board (which shall be primary over any other indemnification or insurance available to such Seller Nominated Person), as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Seller Nominated Person is a member, if any, in each case to the same extent as the other members of the Board. Each Seller Nominated Person shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of Golden Matrix for their services as a director, including any service on any committee of the Board. During the term hereof and for a period of at least six (6) years after each such Seller Nominated Person’s service on the Board has concluded, Golden Matrix shall not amend, alter, repeal or waive (a) any right to indemnification or exculpation covering or benefiting any Seller Nominated Person nominated pursuant to this Agreement (whether such right is contained in the Organizational Documents or another document) or (b) any provision of the Organizational Documents, if such amendment, alteration, repeal or waiver adversely affects the rights or obligations of the Seller Parties or the Seller Nominated Person pursuant to this Agreement.

Amended and Restated

Nominating and Voting Agreement

3.8. Each Seller Nominated Person may share any information received in his or her capacity as a Board member with the Seller Parties. The Goodman Parties and Seller Parties (in this context, a “Receiving Party”), as applicable, agree that they will, and will cause their Affiliates to, keep confidential and not disclose, divulge or use for any purpose, other than to monitor and make voting, business, operational, finance, and investment decisions with respect to their investment in Golden Matrix and its subsidiaries, and other than in connection with any Goodman Party’s or any Seller Party’s status as an officer, director and employee of Golden Matrix or any subsidiary thereto, subject where applicable to rules and requirements regarding the disclosure and use of material non-public information, any confidential information obtained from Golden Matrix, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.8 by the Receiving Party or its Affiliates), (ii) is or has been independently developed or conceived by the Receiving Party or its Affiliates without use of Golden Matrix’s confidential information, or (iii) is or has been made known or disclosed to the Receiving Party or its Affiliates by a third party without a breach of any obligation of confidentiality such third party may have to Golden Matrix that is known to the Receiving Party or its Affiliates; provided, however, the Receiving Party or its Affiliates may disclose confidential information (a) to their attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring and making voting, business, operational, finance, and investment decisions with respect to their investment in Golden Matrix, or (b) as may otherwise be required by law. For the sake of clarity, nothing in this Section 3.8 prohibits any Party from (i) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, (ii) making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iii) making other disclosures that are required by applicable local, state, federal/national, or international law, which shall not require the prior approval of, or notification to, Golden Matrix. For the further sake of clarity, nothing in this Section 3.8 requires any Seller Nominated Party to share any information, confidential or otherwise, with the Seller Parties, or affords any Seller Party any right to any information of Golden Matrix or the Board; provided, however, that nothing in this sentence shall constitute a direct or indirect waiver of the Seller Parties’ rights to information or documentation under Nevada law, common law inspection rights, the Company’s Articles and Bylaws, and Nasdaq rules.

3.9. The Seller Parties shall have no liability as a result of their designation of a person for election as a director, nor for any act or omission by such nominee in his or her capacity as a director of Golden Matrix, nor shall any Party or other person have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

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Nominating and Voting Agreement

4. Voting Requirements.

4.1. During the Term, each Seller Party agrees to vote all Common Stock and all Series C Shares of Golden Matrix held by such Seller Party (in each such case in an Election Meeting or Consent), in such manner as may be necessary to nominate and elect (and, if applicable maintain in office) as a member of Golden Matrix’s Board, each Nominated Person.

4.2. The Parties acknowledge and agree that one of the Seller Party Nominated Persons (pursuant to the appointment right set forth in Section 3.1) will be “independent” under Nasdaq rules, and thus no Seller Party will have any direct or indirect power or authority to dictate or control how such persons vote on any proposed motion to remove Anthony Brian Goodman as Chief Executive Officer of Golden Matrix (or reduce his ultimate authority to manage Golden Matrix). As long as the following covenant does not directly or indirectly affect each such person’s independence, during the Term, each Seller Party agrees not to request, encourage, or support those independent Directors in voting to remove Anthony Brian Goodman as Chief Executive Officer of Golden Matrix (or reduce his ultimate authority to manage Golden Matrix), except as to a removal for Cause, or to the extent that failure to vote to remove Mr. Goodman would violate their fiduciary duties to the Company or its shareholders.

4.3. Each Seller Party agrees to not vote any Common Stock or Series C Shares for the removal of any Committee Nominated Person, unless such person is a Disqualified Person.

4.4. Any interest or other voting securities, or the voting rights relating thereto, of Golden Matrix, that are owned or may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by any Seller Party, as a result of the ownership of the Common Stock or Series C Shares, or whether issued incident to any split, dividend, conversion, increase in capitalization, recapitalization, merger, consolidation, reorganization, or other transaction shall be included within the term “Common Stock” and “Series C Shares” as used herein and shall be subject to the terms of this Agreement.

5. Committee Composition and Deadlocks.

5.1. During the Term, the Committee shall, subject to the rules and requirements of Nasdaq, consist of two (2) members of the Board, of which one (1) Committee member shall be a Board member designated by the Golden Matrix Independent Directors; and one (1) Committee member shall be a Board member designated by the Seller Party Nominated Persons (the “Seller Appointed Member”).

5.2. In the event there is any deadlock in the Committee, the remaining independent members of the Board who are not members of the Committee shall also vote and the final decision shall be that adopted by a majority of all of the independent members of the Board, including the Committee members.

5.3. The Chairperson of the Committee shall be the Seller Appointed Member of the Committee.

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Nominating and Voting Agreement

5.4. Golden Matrix agrees that it has taken all actions necessary to amend the charter of the Committee to be consistent with the requirements of this Section 5 and the Board of Golden Matrix has further amended the Bylaws of Golden Matrix to provide that the Board will constitute of a maximum of six (6) members. The Company will use its best efforts to ensure that the Board further promptly amends the Bylaws following the effective date of the Feng Resignation to provide for the Board to constitute a maximum of five (5) members and does not, prior to such amendment, appoint a replacement to the Feng-held seat pursuant to Section 3.3 hereof.

6. Representations of the Parties.

6.1. Goodman Parties. The Goodman Parties hereby agree that, except for this Agreement, the Goodman Parties (i) have not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to any Goodman Parties Voting Shares and (ii) have not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Goodman Parties Voting Shares, in the case of each of clause (i) and (ii), that would prevent the Goodman Parties’ compliance with this Agreement.

6.2. Seller Parties. Each of the Seller Parties hereby agrees that, except for this Agreement, such Seller Party (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to any Common Stock or Series C Shares held by such Seller Party and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any such Common Stock or Series C Shares, in the case of each of clause (i) and (ii), that would prevent such Seller Party’s compliance with this Agreement.

6.3. Restrictions on Transfer. Each Seller Party agrees that during the term hereof, such Party shall not, and shall not permit anyone else to, (i) sell, transfer, encumber, pledge, assign or otherwise dispose of any of the Common Stock or Series C Shares held by such Party, (ii) deposit the Common Stock or Series C Shares held by such Party into a voting trust or enter into a voting agreement or arrangement with respect to the Common Stock or Series C Shares held by such Party or grant any proxy or power of attorney with respect thereto, or (iii) enter into any contract, option or other legally binding undertaking providing for any transaction provided in (i) or (ii) hereof (each a “Transfer”), unless: (1) the transferring Party first obtains the prior written consent of the Golden Matrix Independent Directors, provided that such approval shall not be unreasonably withheld, conditioned or delayed; and (2) the transferee has entered into a joinder to this Agreement, in reasonably acceptable form to Golden Matrix, agreeing to be bound by the terms hereof, as if an original Party hereto. Any Transfer not in accordance with this Section 6.3 shall be deemed to constitute a Seller Party Transfer by such Seller Party in violation of this Agreement, shall be void ab initio, and Golden Matrix shall not recognize any such Seller Party Transfer.

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Nominating and Voting Agreement

7. Term. This Agreement shall become effective on the Effective Date and shall remain in effect and continue to bind the Parties until the earlier of (a) April 9, 2026; (b) the date that the Seller Parties have each provided Golden Matrix written notice of their intent to terminate this Agreement, at any time after the Day-to-Day Management Agreement made and entered into as of April 9, 2024, by and between Golden Matrix and Milosevic has been terminated pursuant to its terms; and (c) the date that the Golden Matrix Independent Directors and Seller Parties mutually agree to terminate this Agreement (as applicable, the “Term”).

8. Miscellaneous.

8.1. Representations. Each Party hereby represents and warrants to each other Party that as of the Effective Date: (a) if it is a legal entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such Party and this Agreement constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (c) the execution, delivery and performance by such party of this Agreement and the consummation by such Party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such Party is a party or by which such Party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such Party’s ability to perform its obligations hereunder.

8.2. Binding Effect; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No Party may assign its rights hereunder without the prior written approval of the other Parties hereto (not to be unreasonably delayed or withheld).

8.3. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to any choice-of-law or conflicts of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

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Nominating and Voting Agreement

(b) Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of any federal court or state court sitting in Las Vegas, Clark County, Nevada) (“Nevada Courts”), and any appellate court from any decision thereof, in any action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such action shall be heard and determined in the Nevada Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Nevada Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.3(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.4. Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, or by DocuSign-style software (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Amended and Restated

Nominating and Voting Agreement

8.5. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be given (and deemed given) in accordance with the provisions of Section 12.1 of the Purchase Agreement.

8.7. Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) each of the Seller Parties; and (b) Golden Matrix, only in the event that the Golden Matrix Independent Directors have, by majority approval of such Golden Matrix Independent Directors, approved such amendment or waiver on behalf of Golden Matrix.

8.8. Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties and all third party beneficiaries, if any, shall be entitled (i) to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and (ii) to enforce specifically the terms and provisions of this Agreement in any federal or state court located in Nevada, this being in addition to any other remedy at law or in equity, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

8.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.10. Severability. If any provision of this or the application of any such provision to any Party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the application of such provision to any other Parties or circumstances.

Amended and Restated

Nominating and Voting Agreement

8.11. Further Assurances; Non-Circumvention. During the Term hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder. During the Term hereof, the Parties agree to refrain from directly or indirectly, circumventing the provisions of this Agreement (e.g., by soliciting, initiating, encouraging or inducing any other stockholder of Golden Matrix to vote contrary to how the Parties are obligated to vote herein).

8.12. Review of Agreement and Representations. Each Party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

8.13. Intentionally omitted.

8.14. Entire Agreement. This Agreement, the Purchase Agreement and (when executed) the other Transaction Documents (as defined in the Purchase Agreement) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior and contemporaneous negotiations, understandings, and agreements between the Parties on the matters contained herein and therein are expressly merged into and superseded by this Agreement, the Purchase Agreement, and (when executed) the other Transaction Documents. The provisions of this Agreement, the Purchase Agreement, and (when executed) the other Transaction Documents may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. This Agreement amends, supersedes and replaces the Prior Agreement in its entirety for all purposes as of the Effective Date. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements relating to such subject matter except as specifically set forth in this Agreement, the Purchase Agreement, and (when executed) the other Transaction Documents.

[Remainder of page left intentionally blank. Signature pages follow.]

Amended and Restated

Nominating and Voting Agreement

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Nominating and Voting Agreement as of the date first written above to be effective as of the Effective Date.

Company

Golden Matrix Group, Inc.

By:	/s/ Anthony Brian Goodman
Name:	Anthony Brian Goodman
Title:	CEO
Date:	01/29/2025

Seller Parties

Aleksandar Milovanović		Zoran Milosevic

By:	/s/ Aleksandar Milovanovi	By:	/s/ Zoran Milosevic
Name:	Aleksandar Milovanović	Name:	Zoran Milosevic
Date:	01/29/2025	Date:	01/29/2025

Snežana Božović

By:	/s/ Snežana Božović
Name:	Snežana Božović
Date:	01/29/2025

Goodman Parties

Luxor Capital LLC		Anthony Brian Goodman

By:	/s/ Anthony Brian Goodman	By:	/s/ Anthony Brian Goodman
Name:	Anthony Brian Goodman	Name:	Anthony Brian Goodman
Title:	Manager	Date:	01/29/2025
Date:	01/29/2025

Amended and Restated

Nominating and Voting Agreement

Exhibit A

Form of

AMENDED AND RESTATED

CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF

GOLDEN MATRIX GROUP, INC.

Adopted by the Board of Directors on April __, 2024

MEMBERSHIP

The Nominating and Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of Golden Matrix Group, Inc. (the “Company”) shall consist of two directors.

Each member of the Committee shall be independent under the listing standard of the Nasdaq Capital Market, or such other exchange(s) upon which the Company’s securities are then listed from time to time (the “Exchange”).

For so long as that certain Nominating and Voting Agreement dated on or around April 9, 2024 (as amended and restated from time to time, the “Voting Agreement”), between the Company, Anthony Brian Goodman and Luxor Capital LLC, a Nevada limited liability company; and Aleksandar Milovanovic, Zoran Milosevic, and Snezana Bozovic, is in place, (a) one of the members of the Committee (the “Series C Appointee”) shall be a director appointed to the Board pursuant to the rights of the holders of the Company’s Series C Voting Preferred Stock as set forth in that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of its Series C Preferred Stock, as filed with the Secretary of State of Nevada on April 4, 2024, as may be amended from time to time (the “Certificate of Designation” and the “Series C Director Appointment Right”), with such directors appointed pursuant to the Series C Director Appointment Right having sole authority to determine such director appointment to the Committee; (b) one of the members of the Committee shall be a member of the Board who is appointed to the Board by the independent members of the Board other than those directors appointed to the Board pursuant to the Series C Director Appointment Right; and (c) the director appointed to the Board pursuant to (a) above shall serve as the Chairperson of the Committee.

In the event of a deadlock between the Committee members, the remaining independent members of the Board who are not members of the Committee shall also vote and the final decision shall be that adopted by a majority of all of the independent members of the Board, including the Committee members.

Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee.

OPERATIONS

The Board shall designate one member of the Committee to act as its chairperson (the “Chair”), which person shall be the Series C Appointee for so long as the Voting Agreement remains in effect.  The Committee will meet a minimum of once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee may also meet periodically in executive session without Company management present. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone, video conferencing or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of the Company’s Articles of Incorporation, (b) any provision of the Bylaws of the Company, or (c) the laws of the State of Nevada.

PURPOSE

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies and any related matters required by the federal securities laws.

AUTHORITY

The Committee will have access to all Company books, records, facilities and personnel as deemed necessary or appropriate by any member of the Committee. The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Except as otherwise delegated by the Board or the Committee, the Committee will act on behalf of the Board.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

•

To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

•

To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Committee shall consider any director candidates recommended by the Company’s stockholders pursuant to the procedures set forth in the Company’s Corporate Governance Principles and described in the Company’s proxy statements. The Committee shall also consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s charter documents.

•

To select and approve the nominees for directors to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, except to the extent otherwise provided in any designation of preferred stock of the Company, including, but not limited to the Series C Designation.

•

To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, to review these principles at least once a year and to recommend any changes to the Board, and to oversee the Company’s corporate governance practices, including reviewing and recommending to the Board for approval any changes to the other documents and policies in the Company’s corporate governance framework, including its articles of incorporation and bylaws.

•	To develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and to oversee the conduct of this annual evaluation.

•

To review the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually. If a vacancy on the Board and/or any Board committee occurs, to identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board.

•	To develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence.

•

To review and discuss with management the disclosure regarding the operations of the Committee and director independence, and to recommend that this disclosure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

•	To monitor compliance with the Company’s Company Code of Ethics (the “Code”), to investigate any alleged breach or violation of the Code and to enforce the provisions of the Code.

•	To monitor compliance with the Company’s insider trading policy and other corporate governance and reporting policies.

OUTSIDE ADVISORS

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside counsel and any other advisors.

Any director search firm, outside counsel and any other advisors retained by the Committee shall be independent, as determined in the discretion of the Committee.

DELEGATION OF AUTHORITY

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

PERFORMANCE EVALUATION

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.